Exhibit 99.4

Sibling Entertainment Group, Inc.

Condensed Consolidated Financial Statements

For the Nine Months Ended March 31, 2007 and
Three Months Ended March 31, 2007

FINANCIAL STATEMENTS

As used herein, the terms “Company,” “we,” “our,” and “us” refer to Sibling Entertainment Group, Inc. In the opinion of management, the accompanying unaudited financial statements included in this Form 10-QSB reflects all adjustments (consisting only of normal recurring accruals) necessary for a fair presentation of the results of operations for the periods presented. The results of operations for the periods represented are not necessarily indicative of the results to be expected for the full year.

INDEX

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET	3
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS	4
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS	5
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS	6
ITEM 2. MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION.	16
A. Overview	17
B. Corporate History	18
C. Current Operations	20
D. Industry Analysis	21
E. Risk Factors	24
F. Operating Results for the Six and Three Month Periods Ended March 31, 2007 and 2005	27
Liquidity and Capital Resources	28
ITEM 3. CONTROLS AND PROCEDURES	30
A. Evaluation of Disclosure Controls and Procedures	30
B. Changes in Internal Control over Financial Reporting	30

SIBLING ENTERTAINMENT GROUP, INC.
(A Development Stage Company)
CONDENSED CONSOLIDATED BALANCE SHEET
(UNAUDITED)

Assets	March 31, 2007
Current assets
Cash	$380,476
Due from related parties	199,939
Accounts receivable	161,483
Advances and prepaids	251,121
Loans receivable - related party	247,505
Total current assets	1,240,524
Fixed assets
Computer equipment, net of accumulated depreciation	104,459
Total Fixed Assets	104,459
Other assets
Goodwill	9,684,781
Recoupable advances	78,333
Deposits	288,750
Production development costs	485,528
Investment in related companies	104,392
Other investments	8,766
Options purchased	22,000
Deferred loan costs	89,241
Deferred income taxes	104,000
Total other assets	10,865,791
Total assets	$12,210,774
Liabilities and Stockholders' Equity
Liabilities
Current liabilities
Accounts payable	$420,327
Due to officers	93,500
Current portion of long term debt	10,248
Accrued expenses	160,710
Liabilities to be settled in stock	17,505
Deferred revenues	64,000
Short term loans payable	4,749,724
Derivative liability	41,643
Payroll liabilities	22,705
Total current liabilities	5,580,362
Loan payable	2,388,015
Long term convertible debentures, net of discount	726,190
Minority interest	424,590
Total liabilities	9,119,157
Equity
Common stock $0.001 par value;
100,000,000 authorized shares;
35,363,171 shares issued and outstanding	35,363
Additional paid in capital - warrants	732,650
Additional paid in capital	7,560,383
Accumulated deficit	(248,300)
Deficit accumulated during development stage	(4,988,479)
Total equity	3,091,617
Total liabilities and stockholders' equity	$12,210,774

SIBLING ENTERTAINMENT GROUP, INC.
(A Development Stage Company)
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)
	For the nine months ended March 31,		For the three months ended March 31,		Cumulative Amounts Since Inception of Development Stage, July 1, 2000 to March 31,
	2007	2006	2007	2006	2007

Revenue - related companies
Gross Box Office Revenues	$1,106,541	-	$670,112	-	$1,106,541
Consulting fee income - related company	52,908	$77,100	59	$26,325	256,287
Executive producer fees - related company	-	50,000	-	-	100,000
Total Revenue	1,159,449	127,100	670,171	26,325	1,462,828
Expense
General and administrative -
Professional fees	614,546	260,265	300,213	102,373	1,412,783
Management fees - related company	-	123,700	-	19,600	325,932
Other	1,228,057	396,852	683,164	227,648	1,947,159
Write-off of investment in motion picture rights	-	-	(4,996)	-	33,400
Production expenses	2,067,951	44,661	810,176	20,000	2,148,476
Operating loss	(2,751,105)	(698,378)	(1,118,386)	(343,296)	(4,404,922)

Other Income (Expense)
Interest Income (Expense)	(206,112)	1,157	(191,405)	357	(206,109)
Amortization of loan origination costs	(44,621)	-	(44,621)	-	(44,621)
Investor expense	(41,643)	-	(41,643)	-	(41,643)
Impairment of investment - related company	-	-	-	-	(233,621)
Equity loss on investment - related company	(5,564)	-	(336)	-	(11,985)
Net loss before income taxes	(3,049,045)	(697,221)	(1,396,391)	(342,939)	(4,942,900)
Taxes	(40,548)	(681)	(38,018)	(681)	(45,579)
Net Loss	$(3,089,593)	$(697,902)	$(1,434,409)	$(343,620)	$(4,988,479)

Loss per common share - basic and diluted	($0.12)	($0.03)	($0.05)	($0.01)
Weighted average number of Common Shares
Shares Outstanding - basic and diluted	25,351,695	23,709,325	28,286,552	25,085,833

See accompanying Notes to Condensed Consolidated Financial Statements.

SIBLING ENTERTAINMENT GROUP, INC.
(A Development Stage Company)
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	For the nine months ended March 31,		Cumulative Amounts Since Inception of Development Stage, July 1, 2000 to March 31,
	2007	2006	2007
Cash flows from operating activities
Net Loss	$(3,089,593)	$(697,902)	$(4,988,479)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation	2,755	560	4,035
Stock-based compensation	20,650	96,549	392,034
Accretion of beneficial conversion feature - convertible debentures	111,015	-	111,015
Investor expense due to increase in derivative liability	41,643		41,643
Amortization of loan costs	44,621		44,621
Motion picture rights written off	-	-	33,400
Executive services	93,500	-	147,500
Equity loss on investment - related party	5,564		11,986
Impairment on investment - related party	-	-	233,620
Impairment of loan	-	-	3,750
Investment in productions	-	-	-
Changes in operating assets/liabilities:			-
(Increase) in accounts receivable	(70,082)		(70,082)
Increase (decrease) in prepaids and other assets	(1,863)	(5,698)	(50,483)
Increase in accounts payable	194,296	42,711	281,221
Increase in accrued expenses	(116,832)	-	(68,465)
Increase in other liabilities - stock subscriptions	35,000	-	35,000
Other investments	25,000	-	25,000
Options purchased	16,000	-	16,000
Increase in other receivables	-		(20,000)
Increase in payroll liabilities	22,705	-	22,086
Decrease in defered revenues	(4,000)		(4,000)
Increase in deferred income taxes	38,000		38,000
Net cash (used in) provided by operating activities	(2,631,621)	(563,780)	(3,760,598)

Cash flows from investing activities
Purchases of fixed assets	(3,712)	(1,026)	(9,909)
Recoupable advances	(45,000)	-	(78,333)
Investment in related company stock	(851,862)	(50,000)	(1,201,862)
Production development costs	(87,170)	(65,000)	(255,822)
Deposits	(255,519)	-	(440,519)
Options purchased	-	(57,500)	(17,000)
Other investments	(12,940)		(63,766)
Net cash (used in) provided by investing activities	(1,256,203)	(173,526)	(2,067,211)

Cash flows from financing activities
Due from related parties	(90,347)	(80,712)	(117,287)
Repayment to (from) related parties	-	-	16,400
Payment of long term debt	(572)		(572)
Advances (to) from related companies	-	-	(43,276)
Due to related parties	(33,362)	-	(130,847)
Loans to related companies	(179,705)	(43,750)	(255,255)
Loans from related parties	1,020,000	8,500	1,025,000
Minority interest	350,890		350,890
Proceeds from issuance of common stock subscriptions	-	-	27,500
Proceeds from issuance of convertible debentures	-	-	140,000
Proceeds from issuance of debentures	1,221,005	-	1,221,005
Proceeds from issuance of common stocks	1,932,923	841,000	3,974,227
Net cash (used in) provided by financing activities	4,220,832	725,038	6,207,785

Net increase (decrease) in cash	333,008	(12,268)	379,976
Cash and cash equivalents, beginning of period	47,468	23,596	500
Cash and cash equivalents, end of period	$380,476	$11,328	$380,476

See accompanying Notes to Condensed Consolidated Financial Statements.

SIBLING ENTERTAINMENT GROUP, INC.
(A Development Stage Company)
NOTES TO INTERIM FINANCIAL STATEMENTS
March 31, 2007

Supplemental Disclosure of Cash Flow Information:

Income taxes paid	$-	$-	$-
Interest paid	$-	$-	$-

Supplemental Disclosure of Non-Cash Investing and Financing Activities:

Recognition of beneficial conversion feature on convertible debentures	$139,825	$-	$139,825
Recognition of debt obligations to consultant	$134,158	$-	$134,158

Conversion of debentures into common stock and warrants	$466,000	$-	$466,000

1. BASIS OF PRESENTATION AND ORGANIZATION AND NATURE OF OPERATIONS

BASIS OF PRESENTATION

The accompanying unaudited financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information and with the instructions to Form 10-QSB and Item 310 of Regulation SB. Accordingly, they do not include all of the information and footnotes required by accounting principles generally accepted in the United States of America for annual financial statements.

In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. The operating results for the three and nine months ended March 31, 2007 and 2006 are not necessarily indicative of the results that may be expected for the year ending June 30, 2007. For further information, refer to the financial statements and footnotes thereto included in the Company's Form 10-KSB/A for the year ended June 30, 2006.

ORGANIZATION AND NATURE OF OPERATIONS

Sibling Entertainment Group, Inc. was organized in 1995. The Company is engaged in the finance, development and production of entertainment properties including plays, musicals for the live stage, independent feature films and other entertainment projects as well as the management of projects including the management of entertainment based real estate properties. References herein to the “Company,” “we,” “us,” “SEGI,” or “our” refers to Sibling Entertainment Group, Inc.

The Company seeks to operate specific divisions through wholly owned subsidiaries, each of which is focused on a particular segment of the entertainment industry. Each division is developed internally as well as through acquisitions of production companies engaged in similar activities. The primary divisions shall be aligned with key entertainment industries including: film production, theatre production, entertainment based real estate and music publishing and distribution. The Company seeks to coordinate efforts between each division to provide optimal development for each project.

Each project (live entertainment, plays, musicals, independent films or other commercial exploitation) will be placed into a limited partnership (or other entity) sponsored and managed by the Company, and financed through the sale of limited interests therein to high net worth investors, corporate sponsors of the arts, theatre owners, strategic partners and other supporters of the theater developed by certain of officers and directors of the Company during their careers. The origination, management and administrative fees the Company charges each project, together with payment of royalties and distributions of profits from retained interests, is intended to be the primary source of revenues.

SIBLING ENTERTAINMENT GROUP, INC.
(A Development Stage Company)
NOTES TO INTERIM FINANCIAL STATEMENTS
March 31, 2007

The Company re-entered the development stage on July 1, 2000 shortly after discontinuing the business of development and production of theatrical entertainment products. The Company was primarily engaged in developing markets, initially for its film library through October 2003, and subsequently in executive management and consulting for theatrical productions and film projects.

GOING CONCERN

As shown in the condensed financial statements, the accumulated deficit during the development stage at March 31, 2007 amounted to $4,988,479. The Company experienced net losses of $1,434,409 and $343,620 for the three months ended March 31, 2007 and 2006 respectively, and net losses of $3,089,045 and $697,902 for the nine months ended March 31, 2007 and 2006 respectively, and a cumulative net loss incurred since the development stage of $4,988,479. The Company will need additional resources to finance its future operations, including compliance with SEC reporting requirements. Management is actively seeking to raise additional capital through the sale of debentures, common stock and by issuing loans. The results of these ongoing activities to date are described in Note #14 Subsequent Events. However, no assurance can be given that the Company will continue to be successful in its financing activities.

The accompanying financial statements do not include any adjustments that might result from the eventual outcome of the uncertainty described above.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries, Sibling Theatricals, Inc. (“STI”), Hats Holdings, Inc. (“HHI”), Hats Denver LLC (“HDLLC”), Sibling Pictures, Inc, (“SPI”), Reel Love Production, Inc. (“RLPI”), Reel Love on Film, LLC (“RLOF”), Sibling Music Corporation (“SMC”) and Sibling Properties, Inc. (“SPPI”) for the three and nine months ended March 31, 2007 as appropriate. All significant inter-company accounts and transactions have been eliminated in consolidation.

STOCK-BASED COMPENSATION

The company accounts for stock, stock options and stock warrants issued for services and compensation by employees under the fair value method. For non-employees, the fair market value of the Company’s stock on the date of stock issuance or option/grant is used. The Company determined the fair market value of the warrants/options issued under the Black-Scholes Pricing Model. Effective January 1, 2006, the company adopted the provisions of Statement of Financial Accounting Standards (“SFAS”) 123(R), SHARE-BASED PAYMENT, which establishes accounting for equity instruments exchanged for employee services. Under the provisions of SFAS 123(R), share-based compensation cost is measured at the grant date, based on the fair value of the award, and is recognized as an expense over the employee’s requisite service period (generally the vesting period of the equity grant). Prior to January 1, 2006, the Company accounted for share-based compensation to employees in accordance with Accounting Principles Board (APB) Opinion No. 25, ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES, and related interpretations. The Company also followed the disclosure requirements of SFAS 123, ACCOUNTING FOR STOCK-BASED COMPENSATION. The Company elected to adopt the modified prospective transition method as provided by SFAS 123(R) and, accordingly, financial statement amounts for the prior periods presented in the Form 10-QSB have not been restated to reflect the fair value method of expensing share-based compensation.

This method requires the Company to account for these transactions based on the fair value of the consideration received or the fair value of the equity instruments issued, whichever is more reliably measured.

SIBLING ENTERTAINMENT GROUP, INC.
(A Development Stage Company)
NOTES TO INTERIM FINANCIAL STATEMENTS
March 31, 2007

3. RELATED PARTY TRANSACTIONS

DUE FROM RELATED PARTIES

Since April 1, 2004, the Company provides consulting services to a related company, the New Denver Civic Theatre, Inc., (“DCT”) a Colorado not-for-profit corporation. Under the original agreement, DCT compensated the Company $6,600 per month for theater booking agent services, marketing services for the theatre’s alternative uses, general services in the management of the theatre, the services of the Executive Director and consulting services. Beginning August 1, 2005, fees were increased to $8,775 per month. The Company recognized revenue for these services in the amount of $59 in the three months ended March 31, 2007 and $26,325 in the three months ended March 31, 2006, and a cumulative amount since inception of development stage of $256,287. As of January 1, 2007, the Company no longer accrued any additional consulting income, but continued to advise and provides services on a limited basis.

Mitchell Maxwell, Victoria Maxwell, James Cardwell and Richard Bernstein are Directors of SEGI and DCT. Richard Bernstein is the President of DCT. As of December 31, 2006 James Cardwell was CFO of SEGI. Mitchell Maxwell and Victoria Maxwell are President and Vice President, respectively, of SEGI. There are no officers or directors of DCT who are not related parties to SEGI.

DCT continues to manage its theatrical operations and has increased the seating capacity of one of its theatres, has re-opened a second theatre and is evaluating the conversion of an idle shop into a cafe. Additionally, given its non-profit status, DCT continues to seek funding through local tax grants for the arts and other grants. Direct access to a regional theater such as the DCT enables the company to incubate new projects and is invaluable to the Company.

As of March 31, 2007, DCT was indebted to the Company in the amount of $244,435 for money the Company had loaned to the theatre for operational expenses during and subsequent to the run of the production “Newsical the Musical”. The Company loaned DCT $101,634 in the three months ended March 31, 2007. These loans carry annual interest at eight (8%) percent, and the Company has recorded interest income of $4,269 for the three months ended March 31, 2007.

At March 31, 2007, the Company recognized an aggregate net amount, including interest, of $199,901 due from related parties, in addition to the $244,435 loans receivable balance noted above.

INVESTMENT IN RELATED COMPANY STOCK

On October 15, 2004, the Company signed an agreement with Sibling Entertainment, Inc. (“SEI”), a private company engaged in similar business activities, whereby the Company would be allowed to acquire a maximum of 700,000 shares of common stock in SEI over a six month period (“Investment Period”) at the rate of $0.50 per share. Under the agreement, stock certificates will be issued at the end of each calendar quarter rounded to the nearest $10,000, or 20,000 Shares. There is no minimum amount required to be invested. The Company may advance and make payment of any amount at any time during the Investment Period. As of March 31, 2007, the Company had invested an aggregate of $350,000 and received 700,000 shares of SEI common stock at $0.50 per share. The Company holds a 3.95% ownership in SEI. The Company has recorded the value of its stock in SEI at fair value, or value at which SEI sold stock to third party investors at arm’s length. The Company accounts for its investment in SEI using the equity method of accounting and management periodically re-evaluates SEI’s value based on expected future cash flows to recognize any potential impairment in value. In accordance with EITF 02-14, the Company accounts for its investment using the equity method of accounting due to the Company’s ability to exercise significant influence over operating and financial policies of the investee and its determination of ownership of in-substance common stock of the investee. For the three months and nine months ended March 31, 2007, we recognized equity losses of $337 and $5,564 respectively from this investment. In addition, we recognized impairment in the amount of $233,621 prior to June 30, 2005 as a result of management’s assessment of this investment. At March 31, 2007, this investment was valued at $104,392.

SIBLING ENTERTAINMENT GROUP, INC.
(A Development Stage Company)
NOTES TO INTERIM FINANCIAL STATEMENTS
March 31, 2007

Summarized unaudited financial information of SEI is as follows:

	3/31/2007
Current assets	$273,211
Non-current assets	$1,511,098

Current liabilities	$1,174,337
Non-current liabilities	$246,543

	3 months ended 3/31/07	9 months ended 3/31/07
Net revenue	$0	$0
Income (loss) from operations	$(68,236)	$(98,861)
Net Income (loss)	$(68,236)	$(98,861)

ASSIGNMENT OF OPTION TO PURCHASE REAL ESTATE

On July 7, 2005, the Company entered into an agreement with SEI whereby the Company agreed to pay $20,000 to SEI and $15,000 to DCT for DCT’s wholly-owned subsidiary, 721 Santa Fe Realty Company LLC, and DCT to assign their rights to purchase the real estate, equipment, improvements and other property known as the Denver Civic Theatre Complex. The amount was paid in the prior year and is included in Deposits at March 31, 2007 (see Note 6 below).

4. ADVANCES AND PREPAIDS

Advances and prepaid expenses represent advances towards future productions as well as stock issued in advance to consultants for services to be provided in the future. The balance of $251,121 represents $30,000 advanced towards the Las Vegas Production of STOMP, $5,729 for the ongoing consulting services of Zbigniew Mania, $109,958 for the ongoing consulting services of Venture Catalyst, LLC (“VenCat”), $91,768 for HATS!, and $13,666 for other productions.

5. RECOUPABLE ADVANCES

SIBLING ENTERTAINMENT GROUP, INC.
(A Development Stage Company)
NOTES TO INTERIM FINANCIAL STATEMENTS
March 31, 2007

On November 4, 2005, the Company entered into a 24 month consulting agreement with Moneta to provide a variety of corporate services including introducing the Company to third party marketing companies, investment bankers and other corporate promotion companies. The Company issued 100,000 shares, at a price of $0.25 per share, which cover the contractual period November 1, 2005 to October 31, 2007. Included in the monthly fees paid to Moneta Capital Advisors Inc., (Moneta) are recoupable advances of $3,333 per month for the first four months of the term of the contract and $5,000 for each month thereafter for the value of services, or an aggregate of $15,000 and $45,000 for the three and nine months ended March 31, 2007,respectively respectively. At March 31, 2007, the Company had $78,333 in recoupable advances.

6. OPTIONS PURCHASED/DEPOSITS

Options purchased include $22,000 paid for the right to produce the independent film “Reel Love”.

The Company paid Jerry Lewis a deposit of $100,000 towards the purchase of the rights to develop and produce a new musical based upon his book, “Dean and Me” (a story about his experiences in the entertainment industry with Dean Martin).

On July 7, 2005, the Company entered into an agreement with SEI whereby the Company agreed to pay $20,000 to SEI and $15,000 to DCT to cause its wholly-owned subsidiary, 721 Santa Fe Realty Company LLC, and DCT to assign its right to purchase the real estate, equipment, improvements and other property known as the Denver Civic Theatre Complex. The company also held a deposit of $14,614 to secure the use of DCT for HATS!

On June 11, 2005 the Company entered into an agreement to pay thirty thousand ($30,000) dollars to SEI and SEI agreed to assign fifteen (15%) percent of the Adjusted Net Profits of Solace LLC (owner of the theatrical production "Once Around The Sun" ("OATS") as defined by the Operating Agreement for Solace, LLC for the Off-Broadway production of the musical OATS.  OATS profits are paid from SEI's share of the Adjusted Net profits it receives as Managing Member of Solace, LLC.  The Company paid this amount to SEI in full on June 13, 2005.   Solace, LLC was capitalized at $1 million.  The typical investor would have the first right of recoupment.  The Company’s investment does not provide for the first right of recoupment.  Therefore, the Company settled with SEI on a discounted value of $30,000.

As of March 31, 2007, the Company has put forth $114,528 considered deposits towards purchasing SEI’s interest in the musical Once Around The Sun.

7. PRODUCTION DEVELOPMENT COSTS

At March 31, 2007, the Company recognized an aggregate of $485,528 in capitalized costs incurred to develop theatrical productions. These costs relate primarily to costs to develop the musical “HATS!”. The Company follows SOP 00-2 for the capitalization of certain film production development costs. Production development costs capitalized by the Company include, but are not limited to, payments to directors, authors, composers, crews, office expenses and travel costs directly associated with bringing the production to market. If a property under development has not been set for production within three years from the first capitalized transaction related to that property, the Company shall write off those capitalized costs. The Company shall begin amortization of capitalized costs when a production is open to the public. The current capitalized costs are related to new productions of HATS!

8. OTHER INVESTMENTS

The Company periodically invests in theatrical and film productions in the form of literary options for either live-stage performance rights, film rights and other ancillary rights, as well as direct investments in third party limited partnerships and/or limited liability companies engaged in the development and production of entertainment projects. Direct investments in productions may represent a minority limited interests with limited or no further responsibility by the Company. Most limited investments do not provide any right to resale, but may provide the right to refund if the project is not fully developed or capitalized. Certain options or larger investments may provide the Company with additional rights including the right to be the owner or co-owner of a project, or the general partner or managing member of the related investment entity with the ability to make key decisions regarding the future development, production and disposition of an entertainment project or the production. Management reviews the Company’s investment portfolio periodically to evaluate its fair value. On May 24, 2006, the Company invested $10,000 in a DVD release about Bariatrics.

SIBLING ENTERTAINMENT GROUP, INC.
(A Development Stage Company)
NOTES TO INTERIM FINANCIAL STATEMENTS
March 31, 2007

At March 31, 2007, other investments totaled $8,788.

9. OTHER LIABILITIES TO BE SETTLED IN STOCK

The Company recognized $35,000 for the value of stock to be issued to VenCat as compensation for the three months ended March 31, 2007, of which $17,500 was issued during the same period ($8,750 for prior quarter obligation). Total liabilities to be settled in stock are $17,505 at March 31, 2007.

10. SHORT TERM LIABILITIES - LOANS PAYABLE

As part of the acquisition of DFP, the Company borrowed $ 5,800,000 from Lynne and Dick Foster, of which $1,200,000 was due May 29, 2007, and $2,300,000 is due November 25, 2007.

The remainder is due November 25, 2009 and is included in long- term liabilities. In addition, the Company was loaned $300,000 by Phyllis and Lynn Maxwell, and $725,000 by Motivated Minds. The remaining portion of the balance represents the current portion of long term obligations to VenCat in the amount of $49,005 (see Note 11). The short term portion also includes a line of credit of $175,719, acquired from DFP.

Financing Agreement with Motivated Minds

On  February  28,  2007,  the Company  issued a  $725,000  Promissory  Note and  Security Agreement to Motivated Minds,  LLC in order to obtain partial financing for the Company’s acquisition of Dick Foster Productions Inc.  The note has a maturity date of the earlier of May 28, 2007 or the date that we receive gross financing proceeds of $1,500,000.  The note accrues interest at a rate of 15% but carries a minimum interest of $21,750.  The note bears a default interest rate of 25%. The Company paid a finder's fee of $25,000 to Source Capital Group, Inc. in connection with the financing. Pursuant to the terms of the Note, the Company also issued.

to Motivated  Minds,  LLC (i) 250,000  shares of the Sibling Entertainment Group, Inc.’s common stock,  which shares have  piggyback  registration  rights;  and (ii)  700,000  warrants  of  Sibling Entertainment Group, Inc. which convert into 700,000 shares of our common stock.  The warrants shall be exercisable for a period of five (5) years from the date of issuance with an exercise price of $1.00 per share. The warrants shall be exercisable for a period of five (5) years from the date of issuance with an exercise price of $1.00 per share. We also entered into a Registration  Rights  Agreement with Motivated Minds, LLC granting  Motivated  Minds,  LLC the right to  register  for resale the  250,000 shares  of Sibling Entertainment Group, Inc.’s common  stock,  as well as the  700,000  shares  underlying  the warrants, in any registration statement that we may file with the Securities and Exchange Commission.

11. .LONG TERM LIABILITIES - LOANS PAYABLE AND CONVERTIBLE DEBENTURES

As part of the acquisition of DEP, the Company borrowed $2,300,000 from Lynne and Dick Foster, which is November 25, 2008.

Total long-term liabilities were $2,388,015 as of March 31, 2007.

SIBLING ENTERTAINMENT GROUP, INC.
(A Development Stage Company)
NOTES TO INTERIM FINANCIAL STATEMENTS
March 31, 2007

The Company has offered for sale an aggregate principal amount of $650,000 of “Series H” convertible debentures. For value received, the Company promises to pay to subscriber and/or holder the principal sum no later than one (1) year from the original issue date including accrued and unpaid interest of 8% per annum. The debentures also provide for a contingent interest premium of 0.10% on net profits from operations of Hats Holding Inc., a subsidiary of the company. The Company shall have the right to extend the maturity date by an additional six (6) months upon the issuance of an additional six thousand (6,000) warrants. As of March 31, 2007, the Company had raised the full $650,000 and the offering has been closed. The debentures include common stock purchase warrants for 6,000 common shares for each unit purchased (unit consisting of $10,000 in principal plus these warrants for $10,000), convertible at $0.55 per share for three years (Series H-1 warrants). In addition, the debentures are convertible into common stock at $0.50 per share and common stock purchase warrants, with two warrants for every $1 of principal converted (one Series H-2 warrant, exercisable at $0.75 for five years and one Series H-3 warrant, exercisable at $1.00 for five years).

Issuance of Unregistered Equity Securities - Series A Convertible Debenture

On January 31, 2007, the Company commenced an offering on a no minimum basis whereby Company offered thirty five (35) Units at a purchase price of seven thousand ($7,000) dollars per Unit.  Each Unit consists of a convertible debenture carrying a rate of 8%.  The outstanding principal balance of the convertible debentures is convertible into twenty thousand (20,000) shares of the Company’s common stock, $0.001 par value per share, at the rate of $0.35 per share.  For each $1.40 of the convertible debenture converted by the Holder, the Holder shall be entitled to receive two (2) Series A-1 stock purchase warrants and two (2) Series A-2 stock purchase warrants.  Each Series A-1 Warrant entitles the holder thereof to purchase one share of the Company’s common stock at a price of $0.75 per share for a period of five (5) years.  Each Series A-2 Warrant entitles the holder thereof to purchase one share of the Company’s common stock at a price of $1.00 per share for a period of five (5) years.  During the quarter ended March 31, 2007, the company issued $571,000 in these Series A convertible debentures.

The Company discounted the total value of the above $139,826 to recognize the intrinsic value of the beneficial conversion option underlying the convertible debentures.  Amortization of the related debt discount of $111,014 was recognized during the nine months ended March 31, 2007, resulting in a net carrying value of the debentures of $726,190.

The Company recorded long term loans payable $66,403 for its long term obligations to VenCat for consulting services, payable over two years at $6,250 per month.

As part of the acquisition of DFP, the Company borrowed $2,300,000 from Lynne and Dick Foster, which is November 25, 2008.

There were additional loans payable of $21,612. Total long term liabilities were $2,388,015 as of March 31, 2007.

12. COMMON STOCK ISSUANCES

On June 7, 2006, the Company commenced its Series F Offering, an offering pursuant to which it would sell up to a maximum, aggregate of 1,000,000 (“Unit(s)”). The initial price of each unit was two dollars ($2.00) for a total aggregate principal amount of $2,000,000. Each Unit sold includes four (4) shares of common stock, at par value $0.001 per share and two (2) Series F-1 stock purchase warrants and two (2) Series F-2 stock purchase warrants. Each Series F-1 Warrant entitles the holder thereof to purchase one share of the Company’s common stock at a price of $0.75 per share for a period of five (5) years commencing on the date of the acceptance of the subscription agreement. Each Series F-2 Warrant entitles the holder thereof to purchase one share of the Company’s common stock at a price of $1.00 per share for a period of five (5) years commencing on the date of the acceptance of the subscription agreement On September 24, 2006, the Company revised the terms of its Series F Offering whereby the price per Unit changed from $2.00 per Unit to $1.40 per Unit, or 1,428,575 Units, or $1,999,999.40 in the aggregate. Prior to this change, the Company had received $306,000 from eight investors under the original Series F Offering terms. The Company issued an additional 298,304 shares and 149,152 F-1 stock purchase warrants and 149,152 F-2 stock purchase warrants to the eight investors in order to provide them with the correct number of shares and warrants under the revised terms. As of March 31, 2007, under the $1.40 per Unit terms, the Company raised $1,999,987 representing 1,428,056 Units, or 5,714,271 shares in the aggregate. The offering was closed on January 29, 2007.

SIBLING ENTERTAINMENT GROUP, INC.
(A Development Stage Company)
NOTES TO INTERIM FINANCIAL STATEMENTS
March 31, 2007

On June 14, 2006, the Company entered into an agreement with Zbigniew Mania (“ZM”) for ZM to consult and assist the Company in structuring, operating and growing its business and for ZM to provide advisory and consulting services related to real estate, leasing and financial matters related to the DCT as reasonably requested by the Company in exchange for 100,000 shares of common stock and 150,000 series G-1 warrants. The contract covers the period June 15, 2006 to June 14, 2007. The expense will be recorded as compensation at the fair value of the stock and warrants issued of $27,500 in equal amounts over each quarter. Warrants were valued based on the Black-Scholes Model of valuation. Expense of $13,750 has been recognized for the three months ended March 31, 2007. Each G-1 warrant will entitle the warrant holder to purchase one share of the Company’s common stock at a price of $0.55 per share for a period of three (3) three years.

On October 16, 2005, the Company entered into an agreement with Romano, Ltd. to provide a variety of corporate services including introducing the Company to clients within the Orthodox Jewish community in Europe and the United States as well as other influential corporate public stock promoters, investment bankers and other companies related to the growth and promotion of companies in the public markets in exchange for restricted Common Stock in the aggregate of 120,000 shares. The issued shares cover the contractual period October 16, 2005 to October 15, 2006. The expense was recorded as compensation for services at the fair market value in four equal amounts in each of the four quarters over the contract term at the price of $0.25 per share. The Company expensed $1,250 decreasing the remaining prepaid portion of Romano’s services.

On March 15, 2006, the Company entered into an agreement with VenCat to provide a variety of corporate services including introducing the Company to third party marketing companies, investment bankers and other corporate promotion companies in exchange for restricted Common Stock in the amount of 25,000 shares each month during the term of the contract. The contract covered the period March 15, 2006 to September 15, 2006. The expense has been recorded as compensation at the fair market value in each month over the contract term. On December 1, 2006 the Company renewed its agreement with VenCat to provide consulting services to the Company inclusive of introductions to third party marketing companies, investment bankers and brokers, and corporate promotional services. The term of the agreement is for 12 months. Pursuant to the terms of the Agreement, as compensation for its services, VenCat receives 25,000 shares of the Company’s restricted common stock each month during the term of the Agreement or up to 300,000 in aggregate. In addition VenCat may receive up to 480,000 warrants. Pursuant to the terms of the Agreement, the Company is to compensate VenCat $6,250 per month for 24 months.

On February 4, 2005, the Company entered into an agreement with Moneta Capital Advisors Inc., to provide a variety of corporate services including introducing the Company to third party marketing companies, investment bankers and other corporate promotion companies in exchange for restricted Common Stock in the aggregate of 100,000 shares. The issued shares cover the contractual period February 1, 2005 to October 31, 2007. The expense was recorded as compensation at the fair market value of the stock and warrants (see below) issued, in four equal amounts in each of the four quarters over the contract term, or $6,250 for the three months ended March 31, 2007. Under the contract the Company additionally granted 200,000 warrants to acquire 200,000 shares at the price of $0.50 per share for a period of five (5) years. The Company valued these warrants using the Black-Scholes model of valuation. Additionally, there was an addendum dated May 8, 2006 signed between Moneta and the Company under which the Company shall deliver to Moneta a five (5) year warrant to purchase an aggregate of up to Five Million (5,000,000) shares of the Company’s stock, $.001 par value per share and at an exercise price of $0.275 per share. These warrants shall be held in trust and shall be issued as compensation for services rendered contingent upon the successful completion of a merger between the Company and Sibling Entertainment Group Holdings, Inc. We did not recognize the value of these warrants because there is no material disincentive for non-performance under the agreement. Further, under the contract the Company shall grant Moneta up to 228,000 warrants to purchase 228,000 shares of the Company’s common stock contingent upon Moneta raising its share of the SOFIA movie fund. The Company expensed $2,083 decreasing the prepaid portion of Moneta’s services.

SIBLING ENTERTAINMENT GROUP, INC.
(A Development Stage Company)
NOTES TO INTERIM FINANCIAL STATEMENTS
March 31, 2007

As equity instruments, we value such warrants using the Black-Scholes Model of valuation as of the date the subscription agreement is signed by both parties. For the period ended March 31, 2007, warrants were valued under the Black-Scholes model using the following assumptions: volatility - 61% (based on estimate of industry norm), dividend yield - 0, risk-free rate - 5.25%.

13. ACQUISITIONS

On June 17, 2005, the Company entered into a share exchange agreement with SPI and with all SPI shareholders, whereby the Company agreed to acquire all issued and outstanding SPI shares in consideration for an aggregate of 10,785,000 shares of the Company’s common stock, at a price of $0.25 per share, on a basis of 60,000 Company shares for each SPI share issued and outstanding on June 17, 2005. SPI is engaged in acquiring the rights to, and developing, feature films as an independent producer. At the time of the Share Exchange Agreement, SEI was concentrating of live-event and other theatrical operation. . As a result of the share exchange, the Company gained ownership of SPFLLC, a Delaware corporation formed as the investment vehicle to finance and fund two or three independent films to be produced by SPI, Reel Love on Film LLC (“RLFLLC”) and its managing member, Reel Love Productions, Inc., (“RLPI”) was formed to develop, finance and produce the film “Reel Love.” The transaction resulted in SEI owning 28.64% in the Company. We have reviewed the ownership of SPI, SEI, and SEGI at the time of sale, and reviewed the issue of common control in connection with the acquisition of SPI. No group of shareholders and their family members have more than a 50% ownership interest in any of the entities. Additionally no contemporaneous written evidence of an agreement between shareholders to vote a majority of the entities’ shares in concert exists. Consequently, we believe that common control does not exist.

As a result of the acquisition, the Company recognized goodwill of $2,779,624, based on the excess of the fair value of the shares issued over the fair values of the assets and liabilities acquired. The exchange of 10,785,000 shares was determined by management based on its assessment of the net present value of projected SPI cash flows, which exceeded the value of the recorded goodwill at June 30, 2005. The Company has re-evaluated the projected cash flows of SPI at June 30, 2006 and determined that such values exceeded the value of the reporting unit including recorded goodwill. Management tests for goodwill impairment at least annually. In the event that management determines that impairment indicators are present, management will test for goodwill impairment more frequently. For the period end March 31, 2007, management concluded that no impairment indicators existed.

Stock Purchase Agreement for Acquisition of Dick Foster Productions, Inc.

The Company  entered  into  a  Stock  Purchase  and  Shareholders' Agreement ("Purchase Agreement") dated February 28, 2007 (the "Closing Date") by and among Dick Foster Productions,  Inc., a Nevada corporation ("DFP") and, Dick Foster, an individual resident in Nevada ("DF") and Lynne Foster, an individual resident in Nevada ("LF") (collectively, DF and LF are sometimes herein referred to as the "Sellers.")  Pursuant to the terms of the  Purchase  Agreement,  we acquired twenty thousand  (20,000) shares of common stock of DFP (the "Purchased Shares")  from the  Sellers,  representing  eighty  (80%)  percent  of the total outstanding  capital stock and ownership  interests of DFP for a total  purchase price of $7,200,000.  Pursuant to the terms of the Purchase Agreement, DFP entered into a three year Consulting Agreement with D&L Partnership, of which DF and LF are the sole general partners.  The Sellers are to receive $350,000 per year to continue to perform substantially the same services for DFP as they are currently providing as employees of DFP.  DFP also entered into a three year Employment Agreement with David Gravatt to continue on as DFP's Chief Operating Officer.

The accompanying statements of operations include the results of operations of DFP for the month of March 2007.

Management tests for goodwill impairment at least annually.  In the event that management determines that impairment indicators are present, management will test for goodwill impairment more frequently.  For the period end March 31, 2007, management concluded that no impairment indicators existed.

The following represents the pro forma results of operations as if the acquisition of DFP took place at the beginning of the periods presented:

	Nine months ended 3/31/07	Three months ended 3/31/07
Net revenue	$5,353,057	$1,721,840
Income (loss) from operations	$(2,906,079)	$(1,195,307)
Net Income (loss)	$(3,187,268)	$(1,441,936)
Loss per share	$(0.13)	$(0.05)

14. SUBSEQUENT EVENTS AND COMMITMENTS

Agreement with Capitol Securities Management
On March 9, 2007 Sibling Entertainment Group Inc. entered into an agreement to engage the services of Capitol Securities Management, Inc. (“CSM”) as its non-exclusive financial advisor with respect to the services offered by CSM to introduce the Company to one or more investors. The term of the agreement is for 12 months. As a license brokerage firm, CSM will entitled to a ten (10%) commission for the principal amount of any equity or convertible debt instruments sourced from their contacts, plus the issuance of warrants equal to ten (10%) of the total warrants issued to their sources, plus a five (5%) cash commission related to the placement of an equity by the Company for its our sources. As of the time of this filing, CSM had earned a total of $196,000 in commissions.

SIBLING ENTERTAINMENT GROUP, INC.
(A Development Stage Company)
NOTES TO INTERIM FINANCIAL STATEMENTS
March 31, 2007

HATS! License to Tampa Bay Performing Arts Center
HHI has signed a multi-year licensing agreement with the Tampa Bay Performing Arts Center to produce the musical "HATS!" at multiple Florida venues. The agreement is effective January 1, 2008 through December 31, 2009 with an optional two year extension and includes licensing compensation based on gross weekly box office receipts and advance royalty payments; collaboration with and marketing support by the Red Hat Society, Inc. (“RHS”) where the RHS has approximately 3,000 local Florida chapters.

HATS! License to Harrah’s Entertainment, Inc.
DFP and HHI has signed a licensing agreement with Harrah’s Entertainment to produce the musical "HATS!" in Las Vegas to open in January 2008 under an agreement where DFP and HHI will provide the production elements and Harrah’s will provide the majority of the local marketing efforts including the venue location for an equal split of the box office revenues.

Richfield Entertainment LLC
STI and Garlin Holding Limited (“Garlin”) entered into an agreement along with Bernstein Entertainment Corporation (“BEC”). Garlin and STI will jointly form a new single purpose entity named Richfield Entertainment LLC (“Richfield”) owned 75% by Garlin and 25% by STI to develop and produce new entertainment works to be funded primarily through sources known to Garlin. Garlin will provide an initial $100,000 for the formation and start up costs and production costs of Richfield including the production of the cast album and theatrical productions of “Israel Oh Israel” licensed by Israel, Oh Israel International, Inc. Garlin was also issued 6 million warrants with an exercise price of $1.00/share with a five (5) year term.

Dean & Me
STI paid an option to Rupert Holmes (a three time Tony® Award Winner) to write the book to the musical entitled “Dean & Me” based upon the book of the same title written by Jerry Lewis about the life of Mr. Lewis and Dean Martin. The music and lyrics is to be created by Doug Besterman (a three time Tony® Award Winner) and Sharon Vaughn (Nashville Hall of Fame Winner).

Once Around the Sun
SPI paid an option to Amy Lanier to write the screenplay based upon the musical entitled “Once Around the Sun” and Garlin Holding Limited (“Garlin”) entered into a agreement along with Bernstein Entertainment Corporation (“BEC”).

Loan Agreement with Sibling Entertainment Group Holdings, Inc. (OTCBB:SIBE)
On July 20, 2007, the Company entered into one or more loan agreements with SIBE to borrow up to $4 million at thirteen (13%) percent for up to six (6) months with an extension of three (3) months related to SIBE private offering of a 13% SERIES “AA” SECURED DEBENTURE to be used for the operations of the Company. At the time of this filing, the Company received in the aggregate a total amount of $2,550,000.

Issuance of Unregistered Equity Securities - Series A Convertible Debenture
On August 13, we completed and closed the Series A Convertible Debenture which began on January 31, 2007 completed the sale of we commenced an offering on a no minimum basis whereby we offered One Hundred Seven (107) Units at a purchase price of seven thousand ($7,000) dollars per Unit. At the conclusion of the offering, a total of 107 units were sold for a total aggregate amount $748,908.60.

Conversion of Debenture and Issuance of Stock
After March 31,, 2006, the Company converted a total of $183,000 of the principal balance of its Series H Private Offering issued during 2005 to fund the development costs of the production HATS!. Any amount of the Series H that was not converted was fully repaid including all accrued interest. The amount converted into common stock in the aggregate amount to an additional 366,000 shares of the Company’s common stock at the conversion rate of $0.50/share.

SIBLING ENTERTAINMENT GROUP, INC.
(A Development Stage Company)
NOTES TO INTERIM FINANCIAL STATEMENTS
March 31, 2007

Penalty Share and Issuance of Stock
As a part of the registration rights agreement included an made part of the past private offerings beginning with Series D, the Company was required to file a registration statement within six (6) months of the subscription agreement and become effective within 90 days thereafter and upon failure to achieve this objective the Company would be required to issue an additional amount of shares each month equal to 1.5% of the total shares issued under their respective offering with a maximum amount equal to nine (9%). As a result, the Company issued a total of 491,759 shares related to the penalty clause(s).

Consulting Agreements and Issuance of Stock
After March 31, 2007 and as of the time of this filing, the Company has issued a total of 576,000 shares related to variance consulting agreements for services rendered and 700,000 stock purchase warrants with an exercise price of $0.50/share with a term of five (5) years.

Letter of Intent with the Red Hat Society, Inc.
On May 10, 2007, the Company entered into a letter of intent with the Red Hat Society, Inc. (“RHS”) and subsequently advanced One Hundred Thousand Dollars ($100,000) to extend the exclusive period after the first 60 days through September 30, 2007 to explore the possible acquisition of the RHS by the Company. No further terms or conditions have been discussed or set. The RHS and STI developed a strong relationship through the joint effort to develop, produce and market the musical HATS! based upon the members of the RHS.

ITEM 2. MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION.

Cautionary Statement Pursuant to Safe Harbor Provisions of the Private Securities Litigation Reform Act of
1995:

The following discussion contains forward-looking statements regarding us, our business, prospects and results of operations that are subject to certain risks and uncertainties posed by many factors and events that could cause our actual business, prospects and results of operations to differ materially from those that may be anticipated by such forward-looking statements. Factors that may affect such forward-looking statements include, without limitation, our ability to successfully develop new theatre and film productions, acquire literary rights; the impact of competition on our revenues and changes in law or regulatory requirements. Except for the historical information presented in this document, the matters discussed in this Form 10-QSB for the three month and six month period ended December 31, 2006, and specifically in the items entitled “Management’s Discussion and Analysis or Plan of Operation”, or otherwise incorporated by reference into this document, contain “forward-looking statements” (as such term is defined in the Private Securities Litigation Reform Act of 1995). These statements are identified by the use of forward-looking terminology such as “believes”, “plans”, “intend”, “scheduled”, “potential”, “continue”, “estimates”, “hopes”, “goal”, “objective”, expects”, “may”, “will”, “should” or “anticipates” or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategy that involve risks and uncertainties. The safe harbor provisions of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended, apply to forward-looking statements made by us.

The reader is cautioned that no statements contained in this Form 10-QSB should be construed as a guarantee or assurance of future performance or results. These forward-looking statements involve risks and uncertainties, including those identified within this Form 10-QSB. The actual results that we achieve may differ materially from any forward-looking statements due to such risks and uncertainties. These forward-looking statements are based on current expectations, and we assume no obligation to update this information. Readers are urged to carefully review and consider the various disclosures made by us in this Form 10-QSB and in our other reports filed with the Securities and Exchange Commission that attempt to advise interested parties of the risks and factors that may affect our business.

A. Overview

We are engaged in the finance, development and production of entertainment projects and properties including plays, musicals for the live stage, independent feature films and other entertainment projects as well as the management of projects including the management of entertainment based real estate properties. References herein to the “Company,” “we,” “us,” or “our” refers to Sibling Entertainment Group, Inc. (“SEGI”) and its wholly owned subsidiaries.

We currently operate four divisions including live-stage theatrical production, independent feature film production, theatrical real estate and theatrical management, and music publishing and distribution under the following subsidiaries: Sibling Theatricals, Inc. (“STI”), Sibling Pictures, Inc. (“SPI”), Sibling Properties, Inc. (“SPPI”) and Sibling Music Corporation (“SMC”), respectively. We are also evaluating the acquisition of a music publishing and/or distribution company, and a theater ticket brokerage and group sales company. Each division actively pursues to identify, select, finance, develop and produce one or more unique project or properties correlating with the primary activity of the division. Our strategy will also include the coordination of synergistic elements between divisions to provide optimal development for each project or property.

Our theatrical division under STI is engaged in new theatrical properties including the ongoing development and production of a new musical entitled “HATS!” licensed from and in association with the Red Hat Society, Inc. (a private Nevada Corporation operating international with over 1.5 million members). This project is operated under HATS Holdings, Inc. (a Delaware Company) which has the right to license or produce HATS!, including the world premiere in Denver, Colorado which opened on October 7, 2006 and the opening in New Orleans on January 26, 2007. Our film division SPI through one or more subsidiaries has formed a film fund organized to finance two or three independent films. Our theatrical management division and our theatrical real estate division focus on representing clients including the management of their projects and properties (see Current Operations).

Our projects, whether a play, a musical, an independent film, an author, a theatre or other commercial exploitation, will be organized and managed through either a limited liability company, limited partnership or other variable interest entity. Many projects will be financed through the sale of limited interests therein to high net worth “accredited investors” investors, corporate sponsors, theatre owners, strategic partners and other supporters of performing arts in film and theatre developed by us and through certain of our officers and directors during their careers. Our control or ownership of any single project or property may vary from a small token interest to partial or joint management and control to total ownership, management or control.

To date, the origination, management, executive producer and administrative fees we charge each client, or each project during the initial stages of a project’s development, together with the participation and receipt of ongoing fees, royalties and distributions of profits from retained interests, has been the primary source of our revenues. In the future, we anticipate that gross box office income, music product sales, and management and producer fees will become the primary source of our revenues.

B.  Corporate History

SEGI was organized under the laws of the State of New York in September 1995. In 1997, the Company acquired Maxwell Entertainment, Inc. (“MEI”) from Mitchell Maxwell (“MM”) and Victoria Maxwell (“VM”) and originally engaged in the development and production of entertainment properties including plays, musicals for the live stage, independent feature films and other entertainment projects.

In February 1999, SEGI formed the AM Films division coincident with acquiring the broadband distribution rights to a motion picture library from Dream, LLC (“Dream”) and began to reduce our interest in and pursuit of the development and production of plays, musicals and films. Later, we solely focused on the pursuit and distribution of motion pictures primarily over the Internet. This decision and refocus of our operational plans away from production of live stage properties and independent feature films led to MM’s and VM’s resignation as officers and directors.

After several years in attempting to establish secure sufficient distributors and successfully deliver our film library through direct online methods, and failing to secure necessary financing to sustain and market this emerging market, we sought to refocus its business direction to other areas of the entertainment industry not burdened by increasing technological and legal barriers. This realization supported our move away from the Internet video-on-demand business.

This change ultimately led to a change in our management and control in October 2003 and a return to our original core operational plan to pursue the finance and production of live-stage theatrical, independent feature films and theatrical real estate and related synergetic businesses. The change of control included the return of our executive officers and directors, Mitchell Maxwell, President (“MM”) and Victoria Maxwell, Vice President (“VM”) along with James Cardwell, CFO (“JC”). MM, VM and JC were and continue to be officers and directors of Sibling Entertainment, Inc. (“SEI”), a private company engaged in similar business activities. This close association resulted in the Company’s relocation of corporate offices and the sharing of office overhead costs including the costs and compensation of its officers and staff with SEI (see Related Party Activities).

The ownership percentage and role of our executive officers MM, VM,JC and RC at the time of this filing are as follows:

	SEGI		SPI		SEI
	Percent	Role	Percent	Role	Percent	Role
Mitchell Maxwell *	5.4%	President, Director	0.00%	None	8.22%	President, Director
Victoria Maxwell	5.7%	VP, Secretary, Director	0.00%	President, Director	4.20%	VP, Secretary, Director
James Cardwell	2.8%	COO/CFO, Director	0.00%	CFO/COO	0.00%	COO/CFO, Director
Richard Bernstein	2.1%	VP, Director	0.00%	None	0.00%	None
TOTAL	16.0%		0.00%	**	12.42%

* Zachwell, Ltd. is the owner of these shares. Mitchell Maxwell is the sole shareholder of Zachwell, Ltd.
** As a result of the acquisition of SPI on June 17, 2005, all shareholders of SPI received shares in SEGI.

On June 17, 2005, we entered into a share exchange agreement with SPI and with all SPI shareholders, whereby the Company agreed to acquire all issued and outstanding SPI shares in consideration for an aggregate of 10,785,000 shares of the Company’s common stock, at a price of $0.25 per share, on a basis of 60,000 Company shares for each SPI share issued and outstanding on June 17, 2005. Our acquisition of SPI also included its subsidiaries, Sibling Pictures Fund, LLC (“SPFLLC”), Reel Love on Film LLC (“RLFLLC”) and Reel Love Productions, Inc., (“RLPI”). As a result of the acquisition, the Company recognized goodwill of $2,779,624, based on the excess of the fair value of the shares issued over the fair values of the assets and liabilities acquired. The exchange of 10,785,000 shares was determined by management based on its assessment of the net present value of projected cash flows of SPI, which exceed the value of the recorded goodwill at June 30, 2005. Further detail concerning the associations these entities have among one another follows in the points below:

•
SPI was originally organized on May 18, 2004 by SEI along with MM, VM, JC and others, At the same time, SPI formed SPFLLC, a wholly owned subsidiary, a Delaware corporation, as the investment vehicle to finance and fund two or three independent films to be produced by SPI.

•	On June 1, 2005, SEI transferred all outstanding shares and interest in RLFLLC and its managing member, RLPI formed to develop, finance and produce the film “Reel Love”, to SPI.

•
Prior to our acquisition of SPI, we were contracted by SPI to provide consulting services in exchange for fees for services in the formation of SPFLL and the related negotiations and related ongoing matters.

On January 17, 2006, we entered into employment contracts with MM, VM and JC (the “Executive Employees”) for a term of three (3) years.

•
Each agreement allows the Executive Employee’s ongoing position and association with SEI, except that each Executive Officer may not devote over ten (10%) percent of their professional working hours to SEI and SEI will not actively pursue, acquire the additional rights to any new entertainment projects that is deemed competitive with the business of Sibling, except for passive investment interests, limited partnership or limited liability membership interests.

•	These agreements also reflected each Executive Employee’s position as a member of the Board of Directors of Denver Civic Theatre, Inc. (a Colorado Charitable Non-Profit Organization).

•
The agreements also reflected MM’s ownership and control of Zachwell, Ltd. and Zia, Ltd and VM’s ownership and control of Victoria Maxwell Consulting, Inc. and their continued right to own these companies that may hold investments and/or other financial arrangements, including but not limited to, royalties, net profits, fees or other arrangements for work, services or investments made in productions organized and financed prior to their engagement with the Company.

C. Current Operations

We currently engage in the following:

•	Purchase and exploitation of literary rights as well as investments in the production of both film and live-stage properties including the following:

o
“HATS! - A Musical for the Rest of Your Life” based upon the women and spirit (“HATS!”) of Red Hat Society, Inc. (“RHS”) opened in Denver, Colorado at the New Denver Civic Theatre on October 7, 2006. We currently have an exclusive licensing agreement with the RHS to develop and to produce HATS! including sequels and future home video, pay-per-view events and DVD recordings.

o
Collaboration with Dick Foster Productions (DFP) and Harrah’s Entertainment, Inc. ”to open companies of HATS! beginning in January 2007. in New Orleans and potentially other Harrah’s locations. We seek to optimize revenue from our by licensing the HATS! trademarks and by selling HATS! merchandise.

o	Negotiations with the world-renowned comedian and entertainer Jerry Lewis for the development of a new musical based upon his book “DEAN & ME,” a story of his life with Dean Martin.

o
Negotiations with Mr. Angel, Inc. (a Colorado Corp) to develop and produce a new musical entitled “Hallelujah! Mr. Angel” written by Marcia Dodge and Anthony Dodge and composed by Morris Bernstein. The controlling interest of Mr. Angel, Inc. is held by Richard Bernstein, a director and officer of the Company.

o	Production, distribution and selling of the HATS! cast album through the association with the distribution and sale of the HATS! cast album through retail, theatrical venue and internet outlets.

o
Negotiations with Bernstein Corporations Entertainment, Inc. to acquire the intellectual properties, label imprint (Finer Arts Records and TransWorld Records, M Bernstein Music Publishing ASCAP, Bernstein Artists Management) and related artist recording contracts and record/music CD inventory to be made part of SMC, a wholly owned subsidiary of the Company.

o	Evaluating our option to produce the screenplay REEL LOVE as an independent feature film.

o	Negotiations with URL Productions, Inc. (“URL”) to co-produce “ONCE AROUND THE SUN” (“OATS”) on Broadway.

o	Strategic investments in third party theatrical productions.

•	Development of an independent film production business by levering the acquisition of SPI and its subsidiaries Sibling Pictures Fund, LLC; Reel Love on Film LLC and Reel Love Productions, Inc.

•	Growing our management and consulting business with regional not-for-profit and professional theatre companies

•	The ongoing management of the Denver Civic Theatre, Inc. (a not-for-profit organization, "DCT") for which our officers and directors VM, MM, JC and, RB serve as members of its board of directors.;

•	Formation of alliances with companies that possess rights or agreements desired by us including:

o
an alliance with Mechanic Street Productions, Inc. to finance and produce one or more independent feature films including the finance and co-production independent films financed by the Sibling Pictures Fund, LLC and/or other similarly organized film funds.

o	an ongoing relationship with Sibling Entertainment, Inc. (see related parties).

Our plan to coordinate the efforts between film, theatre, real estate, management and music publishing follow the natural synergies that exist between the various industries and their components. It is sometimes more difficult to develop a new theatrical project without securing the venue, and owning sufficient theatres provides the ability for a production company combined with a theatre owner to assure a production access needed to advance a commercial project. It is planned that when we do have our own theatrical production to present in our own theaters, the production will be able to rent our venues creating a source of sustaining income.

As both a theatre owner/manager and presenter of original works, the long-term income derived from the licensing of literary rights may benefit us in two ways. Many literary works developed for the stage may also have potential as a feature film. Access and acquisition cost barriers may be reduced with a common producer of both film and theatre. As we continue to develop a management company for both real estate and theatrical productions, we will be able to secure additional revenue sources common to the industry.

Another natural synergy between the theatre and movie industries includes music publishing originated or released in association with a musical or a movie. We continue to seek partners and potential companies for acquisition within the recording and music publishing industry.

D. Industry Analysis

Our entertainment business plan encompasses several different specific industries unique within their own disciplines including our primary production commercial “for-profit” of live-theatre for Broadway, plus other regional productions in professional theatres, the production of independent feature films, the management and ownership of live-stage theatrical real estate venues and the consulting of “not-for-profit” and professional theatres.

The following is a brief overview of the different industry venues in which we plan to operate or have commenced operations.

Theatre Overview

Live commercial theater business has historically been centered in New York City (Broadway and Off- Broadway) and London’s West Side. Over the last several decades, the theater business in North America has grown rapidly in markets outside New York City (“touring markets”) as well as numerous independent professional theatres for the production of smaller “sit-down” productions. In addition, the numbers of new not-for-profit theatre companies, as well as large scale performing arts centers, has allowed the industry a steady growth in all aspects of the theatrical industry. Information derived from publicly available sources, indicate that “Broadway” productions contribute over $4.3 billion to the NYC economy each year from over $771 million in box office grosses.

New York Theatrical Industry

Our Management believes that we will acquire and develop productions for both Broadway and Off-Broadway based upon the experience of our principal officer’s prior history that developed and produced several prior Broadway and Off-Broadway productions. Almost all productions presented for the stage are financed and capitalized in private and/or public offerings for with a “single purpose” limited partnership or limited liability corporation. As a producer, we would normally act as a general partner or managing member and seek to receive our share of income and monies from several key areas customary to the theatrical industry including:

•	Producer fees -- budgeted fees paid in the development, management and production a play or musical, or other live-stage event. Such fees are commensurate with the size of the budget.

•	Office fees -- weekly fees paid to contribute and support the costs of a producer’s office and overheads.

•	Royalties -- a percentage of the adjusted gross box office receipts paid weekly from the weekly operating budget.

•
Net Profits -- a percentage of net profits paid after full recoupment of the capitalization is returned to the investors. Profits for an original production may include participation from other sources outside of New York derived from subsidiary rights, licensing fees, media rights and other publishing rights attached to company formed to present the original production.

•	Other Fees -- other reimbursable amounts chargeable to productions, or fees paid for consulting services during the development of a new play or musical.

New theatres and the “rebirth” of the Time Square area of New York City as well as the subsequent tourism increases could result in more interest and business in theatre. Assuming that the level of tourism and theatre attendance and total box office grosses continue to increase, these influences, changes and product development taking place, the participation of the business giants and the promotion of all of live entertainment may positively affect our operations.

The primary real estate owners of Broadway theatres is possessed by the Shubert Foundation managed by the Shubert Organization, Inc., the Nedelander Producing Company of America, Inc. and Jujamcyn Theatres. The theatrical industry in New York extends beyond Broadway and is also supported by a growing number of Off-Broadway theatre and theatrical companies providing opportunities for the development of new works as well as a source of revenue for production companies. Many off-Broadway theatres are independently owned by single theatre owners, not-for-profit companies and a growing number of companies owning more than one theatre. The number of operating theatres has grown from less than 10 in 1985 to over 80 significant off-Broadway theatres and performance spaces in 2004. The number of not-for-profit theatre companies renting space and producing shows in addition to commercial producers has increased to over 400 companies.

Regional Professional and “not-for-profit” Theatre Industry

Our Management believes that the growth and continued strength of the regional professional and “not-for profit” theatres through the United States will contribute to our growth. There are numerous smaller productions, including National Tours of Broadway and Off-Broadway productions that we may produce. In doing so we may earn producer fees similar to those derived by a Broadway or Off- Broadway producer. This sector of the industry has lower capitalization costs and through the proper selection of shows can provide additional income. In addition, the development of new works bound for Broadway and Off-Broadway is facilitated by testing early versions of new works in regional theatres.

Information derived from publicly available sources in 2002 indicates that an estimated 32.2 million tickets were sold by not-for-profit and professional theaters combined. The number of tickets sold from not-for-profit theatres amount to over 21 million tickets. The number of not-for-profits theatres has steadily grown over the last several decades. In 1961, there were approximately, 16 not-for-profit theatre companies. Today this number has grown to 1,200 companies. From approximately 363 larger theatres, the attendance was over 21 million with total income of over $961 million producing over 4,787 productions and 81,828 performances. The interaction between commercial for-profit production companies and not-for-profit theaters is key to the development of new works for both Broadway and regional productions. The market has increasingly focused on musicals, which account for the majority of the tickets sold in a season. A substantial portion of tickets are sold to group theatre-goers who purchase tickets annually. As a result of growing number of group buyers and their demand by , the market demand for new product (both revivals and new musicals) has increased.

Theater Management

Within the theatrical management industry, both theatre real estate and the productions are managed. Due to the complexities of Broadway and Off-Broadway productions, many productions have contracts with management companies to assist producers in the day-to-day affairs. Some production companies have both production and general management divisions to provide the distinct services assigned to each area of their profession. A portion of general management fee income is paid from the capitalization of a project and additional fees are paid weekly through the run of a show.

Theatre ownership requires staffing theatre management and selecting product to be performed within the space(s). Oftentimes authors and composers who want to develop their works consult producers and general managers to help in the process of developing a show from its inception to its ultimate commercial production on Broadway. Many not-for-profit theatres and professional theatres hire outside consultants to help manage the theatres and to identify literary properties and enhancement financing to enable the theatre to participate in the development of a Broadway bound production. It is our objective to grow our theatres consulting business.

Film

Our Management plans to acquire and to develop feature films and to produce them independently. Many film productions are financed and capitalized in private and/or public offerings for a “single purpose” limited partnership or limited liability corporation. As producer, we normally act as a general partner or managing member and seek to receive our share of income from sources customary to the film industry including:

•	Producer fees -- budgeted fees paid in the development, management and production a movie. Such fees are commensurate with the size of the budget.

•	Office fees -- fees paid to contribute and support the costs of a producer’s office and overheads during the production of a movie.

•
Royalties -- a percentage paid from a movie’s box office grosses after all print and advertising fees and other deferred fees are paid. In many cases, these amounts are not paid due to a complete buyout by distributors.

•
Net Profits -- a percentage of net profits paid after full recoupment of the capitalization is returned to the investors. After a film is completed, a producer will attempt to sell the film to a distributor at a price higher than it cost to make the film. A producer will receive a percentage of this excess as profits. In addition, the purchasing distributor may provide additional profits from its own earnings to the producer thereby increasing the producer’s earnings potential.

•	Other Fees -- other reimbursable amounts chargeable to productions, or fees paid for consulting services during the development of a new movie.

The business of the motion picture industry in the United States may be broadly divided into two major segments: production, involving the development, financing and making of motion pictures, and distribution, involving the promotion and exploitation of completed motion pictures in a variety of media.

Historically, the largest companies, or the so-called “Majors” or “Major Studios,” have dominated the motion picture industry by both producing and distributing in the United States a majority of those theatrical motion pictures which generate significant box office receipts. Over the past decade, however, “Independents” - smaller film production and distribution companies - have played an increasingly significant role in the production and distribution of motion pictures to fill the increasing worldwide demand for filmed entertainment product.

The Majors include 20th Century Fox, Paramount Motion Pictures, MGM Motion Pictures, Columbia Pictures, Columbia Tri-Star Films, Sony Pictures Entertainment, United Artists, Universal Studios, Dreamworks SKG, Dreamworks Animation, New Line Cinema, Warner Brothers Movies, Walt Disney Pictures, Universal Studios, amongst others. Generally, the Majors own their own production studios (including lots, sound stages and postproduction facilities), have a nationwide or worldwide distribution organization, release pictures with direct production costs generally ranging from $10 million to $50 million, and provide a continual source of pictures to film exhibitors. In addition, some of the Majors have divisions, which are promoted as Independent distributors of motion pictures. These Independent divisions of Majors include Miramax Films (a division of the Walt Disney Company) and Sony Classics (a division of Sony Pictures). We do not consider the Majors as our competition, as we operate on a significantly smaller scale.

The Independents typically do not own production studios or employ as large a development or production staff as the Majors. Further, the Independents typically produce fewer motion pictures at substantially lower average production costs than the Majors.

E. Risk Factors
Our current and proposed business operations may be adversely affected by a number of factors, many of which are beyond our control and are set forth below. Additional risks and uncertainties not known to us or believed to be immaterial may also adversely impact or impair our business.

1.
We have had losses, and we cannot assure future profitability. We have reported operating losses for fiscal years 2004, 2005, 2006 and year-to-date 2007. The accumulated deficit and deficit accumulated during the development stage at March 31, 2007 amounted to $248,300 and $4,988,479 respectively. We cannot assure that we will operate profitably, and if we cannot, we may not be able to meet our working capital requirements, capital expenditure plans, anticipated production slate or other cash needs. Our inability to meet those needs could have a material adverse effect on our business, results of operations and financial conditions.

2.
Dependence on Mitchell Maxwell, Victoria Maxwell and James Cardwell. We depend, and expect to continue to depend, on the services provided by Mitchell Maxwell, Victoria Maxwell and James Cardwell, our directors and principal executives. Virtually all of the significant decisions concerning the conduct of our business, including the properties and rights to be developed or acquired and the financing, production and distribution of any theatrical motion pictures, Broadway or Off-Broadway production, real estate acquisition, or other projects are, and are expected to continue to be, made by Mitchell Maxwell, Victoria Maxwell and James Cardwell. The loss of their services or a dispute among them could have a material adverse effect on our business. On January 17, 2006, the Company entered into employment contracts with the following officers of the Company; Mitchell Maxwell, President; Victoria Maxwell, Vice President and Secretary: James S. Cardwell, Chief Financial Officer and Chief Accounting Officer. The employment contracts are for a term of three (3) years. On December 13, 2006, the Company entered into an employment contract with William Plon as the new Chief Financial Officer beginning January 1, 2007 (how handle this?). Amended employment agreements were entered into with James Cardwell for him to take the title of Chief Operating Officer as of January 1, 2007, and with Victoria Maxwell, Mitchell Maxwell.

3.
Control of Company. Our six largest shareholders own 13,448,328 shares, approximately 36.1% of our existing issued and outstanding stock as of the time of this filing. We are not aware of any agreement between any of the shareholders as to the voting of these shares in connection with our business operations. These shareholders nevertheless have the voting power to control our affairs.

4.
Dependence on a Limited Number of Changing Projects. We anticipate that, initially, we will be dependent on a limited number of entertainment projects and theatres under management that may change from period to period, and is expected to generate a substantial percentage of our revenues. The change in projects from period to period will principally be due to the opportunities available to us and to audience response to our entertainment product, both of which are unpredictable and subject to change. In addition, the loss of a major project in any period could have adversely affect our results of operations in that period. The Company’s revenues are generated from a limited number of related party customers or affiliates. Therefore, the Company is exposed to a greater degree of business concentration risk than if the Company had a more diversified customer base.

5.
Development of New Programs. Our results of operations will largely depend on our having adequate access to literary rights, plays, musicals, film scripts that are capable of being produced or acquired and successfully marketed. Such accessibility is dependent upon numerous factors, including our reputation and credibility in the creative community, the relationships we have in the entertainment industry and our financial and other resources. There can be no assurance that we will have adequate access to sources of programs or that our efforts in developing or acquiring new programs will be successful. If we are unable to successfully market new programs where we have funded development costs, we will be subject to realizing a loss on such projects.

6.
Intense Industry Competition. The live theatre and motion picture industries are intensely competitive and speculative. We compete with the major theatrical producers, theatre owners, motion picture studios and numerous independent producers of both theatre and feature film production, many of which are producing an increasing number of theatrical productions and feature films. Most of our principal competitors have greater financial strength, distribution capabilities, technical and creative resources and are better established in the industry. We also compete for interest in and acceptance of our products by the public. Audience appeal depends upon a variety of changing factors that cannot be reliably predicted and over which we have little if any control.

7.
No Dividends. We have never paid any cash dividends on our Common Stock and have no present intention of paying any cash dividends. We intend to retain any earnings in the foreseeable future to finance our growth and development.

8.
Risk of Dilution. Offerings of indeterminate amounts of common stock and other securities may be made in the future, which may cause dilution for those persons who convert debenture securities into common stock or purchase shares of common stock. If we were to conduct a future offering or offerings, such offerings may result in dilution to existing shareholders or to persons who exercise their right to convert debentures into common stock and purchase shares of common stock. Any decision by us in the future to issue additional shares will be made by our Board of Directors in the exercise of our business judgment and our shareholders at such time may not have the opportunity to approve or disapprove of any such issuance or the terms thereof. Further, we may establish one or more employee stock option plans that may also result in dilution to existing shareholders and to debenture holders with rights of conversion into common stock.

9.
Nature of the Business. Our primary business is to produce and/or sub-license the rights we own or will acquire to certain live theatrical properties and independent feature films. The development and production of independent live entertainment properties and feature films often carry a greater risk of loss of investment capital than a comparable investment with prospects for similar long-term profitability.

10.
No Trading Market for Our Common Stock. There is no trading market for our common stock. There can be no assurance that a trading market will develop, and even if it did develop, that such market would be sustained. In addition, even if a trading market were to develop, holders of our common stock may experience substantial difficulty in selling their securities as a result of the "penny stock rules" adopted by the SEC, which restrict the ability of brokers to sell certain securities of companies whose assets or revenues fall below the thresholds established by those rules.

11.
Other Activities of Our Officers and Directors. From time to time certain of our directors and executive officers may serve as directors or executive officers of other companies and, to the extent that such other companies may participate in the industries in which we may participate, such directors may have a conflict of interest. In addition, our dependence on directors and officers who devote time to other business interests may create conflicts of interest. The fiduciary obligations of an individual to the other company may conflict with the individual's fiduciary obligations to us and vice versa.

Directors and officers must exercise their judgment to resolve all conflicts of interest in a manner consistent with their fiduciary duties to us. In the event that a conflict of interest arises at a meeting of the directors, a director who has such a conflict will abstain from voting for or against approval of such situation and/or terms. In appropriate cases, we will establish a special committee of independent directors to review a matter in which any directors, or management, may have a conflict. We are not aware of the existence of any conflict of interest as described herein. To date we have not been able to attract independent directors to serve on our board.

12.
We face substantial capital requirements and financial risks. Our business requires a substantial investment of capital. The production, acquisition and distribution of motion pictures and live theatre productions require a significant amount of capital. A significant amount of time may elapse between our expenditure of funds and the receipt of commercial revenues from or government contributions to our motion pictures or television programs. This time lapse requires us to fund a significant portion of our capital requirements from other sources.

13.
Requirement for Additional Capital. Our business plan is completely dependent upon our ability to obtain the required financing. There can be no assurance that we will be successful in accessing sufficient external capital. Without the capital to acquire and promote a new business activity that generates profitability and investor interest, our future prospects may be adversely affected.

14.
Accounting practices used in our industry may accentuate fluctuations in operating results. In addition to the cyclical nature of the entertainment industry, our accounting practices (which are standard for the industry) may accentuate fluctuations in our operating results.

15.
Failure to manage future growth may adversely affect our business. Our ability to grow through acquisitions, business combinations and joint ventures, to maintain and expand our development, production and distribution of motion pictures and live theatre productions and to fund our operating expenses depends upon our ability to obtain funds through equity financing, debt financing (including credit facilities) or the sale or syndication of some or all of our interests in certain projects or other assets. If we do not have access to such financing arrangements, and if other funding does not become available on terms acceptable to us, there could be a material adverse effect on our business, results of operations or financial condition.

16.
We are subject to risks associated with acquisitions and joint ventures. We have made or entered into, and will continue to pursue, various acquisitions, business combinations and joint ventures intended to complement or expand our business. Given that discussions or activities relating to possible acquisitions range from private negotiations to participation in open bid processes, the timing of any such acquisition is uncertain. Any indebtedness incurred or assumed in any such transaction may or may not increase our leverage relative to our earnings before interest, provisions for income taxes, amortization, minority interests, gain on dilution of investment in subsidiary and discounted operation, or EBIDTA, or relative to our equity capitalization, and any equity issued may or may not be at prices dilutive to our then existing shareholders. We may encounter difficulties in integrating acquired assets with our operations. Furthermore, we may not realize the benefits we anticipated when we entered into these transactions. In addition, the negotiation of potential acquisitions, business combinations or joint ventures as well as the integration of an acquired business could require us to incur significant costs and cause diversion of management’s time and resources. Future acquisitions by us could also result in:

•  impairment of goodwill and other intangibles;

•  development write-offs; and

•  other acquisition-related expenses.

Any of the foregoing could have a material adverse effect on our business, results of operations or financial condition.

At March 31, 2007, the Company reported a goodwill balance of $9,684,781 representing 79% of total assets. The Company recognized the aforementioned goodwill as a result of the acquisition of SPI during the year ended June 30, 2005, and the acquisition of DFP during the quarter ended March 31, 2007. The implied fair value of goodwill for this reporting unit (SPI) was determined by management’s assessment of the net present value of projected SPI cash flows at June 30, 2006. The goodwill recognized for the acquisition of DFP was based upon the excess that the Company agreed to pay for the acquisition of 80% of the DFP over the book value of the DFP. Based on the testing of goodwill that management performed at March 31, 2007, management determined that the implied fair value of goodwill exceeded the carrying amount of goodwill; consequently, no impairment of goodwill was recorded for the year ended March 31, 2007. At a minimum, management tests for goodwill impairment annually. In the event that management determines that impairment indicators are present, management will test for goodwill impairment more frequently. For the period end March 31, 2007, management concluded that no impairment indicators existed.

Since SPI is in a development stage with several projects in various stages of development, management has determined to test for impairment annually Management conducts impairment tests by re-calculating and then comparing the net present value of SPI cash flows to the net assets of this reporting unit, including goodwill. In our evaluation of cash flows and net present value, we prepared detailed statements and reviewed both the timing and probability of each project(s) in development under SPI using achievable target sales and costs with a moderate annual growth. The assumptions utilized in the computations of the net present value included a factor of 12% cost of capital and a probability of 75%, resulting in a net present value exceeding twice the carrying value of goodwill. In the event that management determines that carrying amount of goodwill exceeds the implied fair value of goodwill based on the previous comparison, an impairment entry would be required and an expense equal to this excess (goodwill impairment) would be booked to the Statement of Operations and would negatively impact the Company’s Net Profits and reduce Total Assets and Stockholders’ Equity.

17.
Protecting and defending against intellectual property claims may have a material adverse effect on our business. Our ability to compete depends, in part, upon successful protection of our intellectual property. We do not have the financial resources to protect our rights to the same extent as major studios. We attempt to protect proprietary and intellectual property rights to our productions through available copyright and trademark laws and licensing and distribution arrangements with reputable international companies in specific territories and media for limited durations. Despite these precautions, existing copyright and trademark laws afford only limited practical protection in certain countries. We also distribute our products in other countries in which there is no copyright and trademark protection. As a result, it may be possible for unauthorized third parties to copy and distribute our productions or certain portions or applications of our intended productions, which could have a material adverse effect on our business, results of operations or financial condition.

Litigation may also be necessary in the future to enforce our intellectual property rights, to protect our trade secrets, or to determine the validity and scope of the proprietary rights of others or to defend against claims of infringement or invalidity. Any such litigation could result in substantial costs and the diversion of resources and could have a material adverse effect on our business, results of operations or financial condition. We cannot assure you that infringement or invalidity claims will not materially adversely affect our business, results of operations or financial condition. Regardless of the validity or the success of the assertion of these claims, we could incur significant costs and diversion of resources in enforcing our intellectual property rights or in defending against such claims, which could have a material adverse effect on our business, results of operations or financial condition.

F. Operating Results for the Nine Months Ended March 31, 2007 and 2006:

Revenues - Revenues for the nine months ended March 31, 2007 and 2006 equaled $1,159,449 and $127,100 respectively. We earned fees from providing consulting services to the DCT thru December 31, 2006, and $1,106,541 from Box Office Sales related to our theatrical productions.

Cost of Revenues and Gross Profit - Cost of revenues will be presented within the periods in which revenues are received and gross profit will be determined accordingly.

General and Administrative Expenses - General and administrative expenses for the nine months ended March 31, 2007 were $1,842,603 compared to $780,817 during the nine months ended March 31, 2006 representing an increase of $1,061,786. This increase was primarily due to an increase in payroll expenses due to the hiring of additional employees and increases in salaries of existing employees and officers. Consulting fees also rose due to the hiring of Romano, Ltd., Moneta Capital Advisors and Venture Catalyst, LLC, Accounting fees rose but were partly offset by declines in management fees. Management fees declined due to the termination of the management contract between SEI and the Company. Interest expense rose and amortization of beneficial conversion costs related to convertible debentures increased due to their issuance during this period, an increase in, an increase in an offset by a decrease in There was also an increase in interest expense, and, due to the issuance of convertible debentures

Net Loss - Net loss is determined after the provision for minimum taxes at statutory rates between periods. The net loss for the nine months ended March 31, 2007 of $3,089,593 compared to the $697,902 for the nine months ended March 31, 2006 is due primarily to higher production expenses payroll expenses and professional fees that were partly offset by increasing revenue. Payroll expenses, professional fees were offset by an increase in revenues.

Liquidity and Capital Resources:

At March 31, 2007 we had $380,476 in cash. Our cash requirements are needed to pay for costs of maintaining our share of office and utility bills, and fixed management office expenses, and needed to pay for production expenses by our subsidiaries. We expect to use our cash for working capital purposes; and, assuming a trading market is established for our stock to use our shares to expand our theatrical management and real estate business and produce more live-stage theater productions and independent films.

We anticipate a modest capital requirement for identifying and negotiating additional live-stage theater and film productions as we plan to acquire those rights in exchange for our common stock. However, we believe that this will be an effective financing method only if a trading market develops for our stock.

Our present marketing methods will continue; however, should we require significant additional financial resources for future expansion, we may seek to obtain them through public or private equity offerings. We will also need to seek additional capital to sustain our operations if we are unable to earn income. If we seek to obtain additional funding, there can be no assurance that we will be successful in raising a sufficient amount of additional capital or in internally generating a sufficient amount of capital. If we are unable to generate the required amount of additional capital, our ability to meet our obligations and to continue our operations may be adversely affected. No specific plans exist for such financings at this time.

During and subsequent to the nine months ended March 31, 2007, we increased our finances through the issuance of common stock to various third parties, as discussed further in Part II, Item 2: Sales of Unregistered Equity Securities and Use of Proceeds.

	For the nine months ended March 31, 2007
Source	Cash Proceeds	Cash Disbursements
Non-related party activities:
Sale of common stock	$1,253,799	-
General and administrative expenses	-	$959,226
Gross box office revenues
Production expenses	-	1,257,775
Related party activities:

DCT - management services provided	52,650	-

TOTAL	$1,743,077	$2,217,001

For the nine months ended March 31, 2007, we had received $1,932,923 in the aggregate from the sale of common stock to third party investors. We had also received $436,429 from ticket sales for our production of HATS! in Denver, CO., and DFP received $593,763. We spent $1,842,603 in the aggregate for general and administrative expenses including, but not limited to, professional and legal fees, office expenses, rent, utilities and other operating expenses. We also spent $2,067,951 on production expenses. Concerning related parties, for the year ended June 30, 2006, we received $52,650 from DCT for management, marketing and booking services provided.

Operating Results for the Three Months Ended March 31, 2007 and 2006:

Revenues - Revenues for the three months ended March 31, 2007 and 2006 equaled $670,171 and $26,325, respectively.

Cost of Revenues and Gross Profit - Cost of revenues will be presented within the periods in which revenues are received and gross profit will be determined accordingly.

General and Administrative Expenses - General and administrative expenses for the three months ended March 31, 2007 were $978,381 compared to $349,621 during the three months ended March 31, 2006 representing an increase of $628,760. This increase was primarily due to payroll expenses, professional fees, offset by a decrease in management fees and professional fees and were offset by a decrease in management fees. There was also an increase in interest expense, and amortization of beneficial conversion costs related to its convertible debentures because these debentures were issued during, for the nine months ended March 31, 2007, which it did not incur in the nine months ended March 31, 2006, due to the issuance of convertible debentures.

Net Loss - Net loss is determined after the provision for minimum taxes at statutory rates between periods. The net loss for the three months ended March 31, 2007 of $1,434,409 compared to $343,620 for the three months ended March 31, 2006 due primarily to higher production expenses, payroll expenses, professional fees, offset by an increase in revenues.

Critical Accounting Estimates and Policies:

Testing for Impairment of Goodwill

Management tests for goodwill impairment when impairment indicators are present, or at least on an annual basis. Management’s methodology used to determine estimates of the implied fair value of goodwill and any potential impairment begins with re-calculating and then comparing the net present value of SPI’s future cash flows to the net assets of SPI, including goodwill, at the time of testing. SPI’s future cash flows consider only its core business operations which include producing up to three independent films annually produced by SPI, but also now include special annual film and television productions including DVD and cable, pay-per-view productions of the musical HATS! In our evaluation of cashflows and net present value, we prepared detailed statements and reviewed both the timing and probability of each project(s) in development under SPI using achievable target sales and costs with a moderate annual growth of 5%. We assumed the interest rate (cost of capital) factor to be 12% cost. Assuming a probability factor of 75%, our test resulted in a net present value 2 times the value of goodwill resulting in no impairment. We based our calculations on a production schedule beginning with the first of three films in February 2007 and proceeds from the sale of the first film not until April 2009, and the production and sale of the HATS! DVD beginning in 2008. When revising the net present value of SPI’s cash flow projections, we have considered the risks of possible uncertainties including inflation and timing issues including the start and sale of each production with no impairment including a delay of up to one year in the start of production.

ITEM 3. CONTROLS AND PROCEDURES

A. Evaluation of disclosure controls and procedures

Under the supervision and with the participation of our management, including our principal executive officer and principal financial officer, we conducted an evaluation of our disclosure controls and procedures, as such term is defined under Rule 13a-15(e) and Rule 15d-15(e) promulgated under the Securities Exchange Act of 1934, as amended (Exchange Act), as of March 31, 2007. Based on this evaluation, our principal executive officer and principal financial officer have concluded that our disclosure controls and procedures are effective to ensure that information required to be disclosed by us in the reports we file or submit under the Exchange Act is recorded, processed, summarized, and reported within the time periods specified in the Securities and Exchange Commission’s rules and forms and that our disclosure and controls are designed to ensure that information required to be disclosed by us in the reports that we file or submit under the Exchange Act is accumulated and communicated to our management, including our principal executive officer and principal financial officer, or persons performing similar functions, as appropriate to allow timely decisions regarding required disclosure.

B. Changes in internal controls

There were no changes (including corrective actions with regard to significant deficiencies or material weaknesses) in our internal controls over financial reporting that occurred during the third quarter of our fiscal year ending March 31, 2007 that has materially affected, or is reasonably likely to materially affect, our internal control over financial reporting.